EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), dated as of December 1, 2002, is entered into by and between Energy Exploration Technologies, Inc. a Nevada corporation, whose principal executive office is located at 700-840-7 Avenue SW, Calgary, Alberta, T2P 3G2; and George Liszicasz (the "Executive"), an individual whose principal residence is located at 383 Arbour Lake Way NW, Calgary, Alberta, T3G 4A2, with reference to the following facts:

RECITALS:

WHEREAS, the Executive is the Chief Executive Officer and a shareholder of Energy Exploration Technologies, Inc., as well as an officer and director of Energy Exploration Technologies, Inc. and its subsidiaries (collectively the "Company");

WHEREAS, the Company participates as a partner(s) in one or more joint ventures;

WHEREAS, the Company desires to continue to employ the Executive as the Chief Executive Officer of Energy Exploration Technologies, Inc., and as an officer of its subsidiaries, in order to avail itself of the skill, knowledge and experience of the Executive and to assure the successful management of the Company, and the Executive desires to continue his employment with the Company;

WHEREAS, the Company and the Executive desire to enter into a written employment agreement formally documenting their relationship and setting forth the duties and responsibilities of the Executive;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively "parties" and individually a "party") agree as follows:

AGREEMENT:

1. DEFINITIONS

"Change In Control" shall mean, subject to subparagraphs (iv) below, the occurrence of any of the following events:

  A "Control Acquisition" by an "Acquiring Person" where, immediately after the subject acquisition, such Acquiring Person holds beneficial ownership of more than fifty percent (50%) of the total combined voting power of the Company's then outstanding voting securities. The terms in quotations in the immediately preceding sentence shall, for purposes of this Agreement, have the following meanings:
    "Acquiring Person" shall mean any person which acquires the defined percentage of securities, with the exception of: (i) any Employee Benefit Plan (or a trust forming a part thereof) maintained by the Company, or by any corporation or entity in which the Company holds fifty percent (50%) or more of the voting securities (each, a "Controlled Subsidiary"); (ii) the Company or any Controlled Subsidiary; or (iii) any person which acquires the threshold percentage of voting securities through a "Non-Control Transaction" (as defined below).
    "Non-Control Transaction" shall mean any transaction in which the stockholders of the Company immediately before such transaction, directly or indirectly own immediately following such transaction at least a majority of the total combined voting power of the outstanding voting securities of the surviving corporation (or other entity) resulting from such transaction, in substantially the same proportion as such stockholders' ownership of the Company's voting securities immediately before such transaction.
  During any period of three (3) consecutive years after the date of this Agreement, the individuals who constituted the Board at the beginning of such period (the "Incumbent Board") cease to constitute a majority of the Board, for any reason(s) other than (i) the voluntary resignation of one or more Board members; (ii) the refusal by one or more Board members to stand for election to the Board; and/or (iii) the removal of one or more Board members for good cause; provided, however, (a) that if the nomination or election of any new director of the Company was approved by a vote of at least a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board; and (b) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934), or as a result of a solicitation of proxies or consents by or on behalf of an Acquiring Person, other than a member of the Board (a "Proxy Contest"), or as a result of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
  The Board or the stockholders of the Company approve:
    A merger, consolidation or reorganization of the Company (each, a "Major Event") with:
      any Controlled Subsidiary, and the terms of the proviso to this subsection 4 are not satisfied; or
      any other corporation or other entity unless such Major Event is a Non-Control Transaction; or
    A complete liquidation or dissolution of the Company, and the terms of the proviso to subsection 4 are not satisfied; or
    An agreement for the sale or other disposition of all or substantially all of the assets of the Company to (i) any Controlled Subsidiary, and the terms of the proviso to subsection 4 are not satisfied, or (ii) to any other voting person.
  Notwithstanding clauses 1 through 3 above, a Change In Control shall not be deemed to have occurred solely because any person acquired beneficial ownership of more than the threshold percentage of the outstanding voting securities as a result of an acquisition of voting securities by the Company (each, a "Redemption") which, by reducing the number of voting securities outstanding, increased the percentage of outstanding voting securities beneficially owned by such person; provided, however, that if (i) a Change In Control would occur as a result of a Redemption but for the operation of this sentence, and (ii) after such Redemption, such person becomes the beneficial owner of any additional voting securities, which increase the percentage of the then outstanding voting securities beneficially owned by such person over the percentage owned as a result of the Redemption, then a Change In Control be deemed to occur.
  Notwithstanding any other provision of this section, if the Executive or an affiliate of the Executive who is then a stockholder or director of the Company, either: (i) expressly voted in favor of the transaction constituting the Change In Control in such person's capacity as either a stockholder or as a director of the Company; or (ii) expressly abstained from voting (other than by reason of an "interest" in a matter or transaction, as defined in the Nevada Revised Statutes); and/or (iii) failed or refused to vote, then the transaction shall not constitute a Change in Control.

"Momentum" means Momentum Resources Corporation, a Bahamas corporation, and its successors and assigns including, without limitation, any successor (whether direct or indirect, or by means of merger, consolidation, conversion, purchase of assets, purchase of securities, or otherwise) to all or substantially all of such corporation's business or assets, or both.

"Termination By Company For Cause" means a termination of the Executive caused by a determination of two-thirds of the Board, excluding the Executive if then a member of the Board, that one of the following events has occurred:

      The Executive has intentionally and continually breached or wrongfully failed and/or refused to fulfill and/or perform (i) any of the Executive's obligations, promises or covenants under this Agreement, or (ii) any of the warranties, obligations, promises or covenants in any agreement (other than this Agreement) entered into between the Company and the Executive, without cure, if any, as provided in such agreement;

      The Executive has intentionally failed and/or refused to obey any lawful and proper order or directive of the Board, and/or the Executive has intentionally interfered with the compliance by other employees of the Company with any such orders or directives;
      The Executive has intentionally breached the Executive's fiduciary duties to the Company;
      The Executive has intentionally caused the Company to be convicted of a crime, or to incur criminal penalties in material amounts;
      The Executive has committed: (i) any act of fraud, misrepresentation, theft, embezzlement or misappropriation, and/or any other dishonest act against the Company and/or any of its affiliates, subsidiaries, joint ventures; or (ii) any other offense involving moral turpitude, which offense is followed by conviction or by final action of any court of law; or (iii) a felony;
      The Executive repeatedly and intemperately used alcohol or drugs, to the extent that such use (i) interfered with or is likely to interfere with the Executive's ability to perform the Executive's duties, and/or (ii) endangered or is likely to endanger the life, health, safety, or property of the Executive, the Company or any other person;
      The Executive has intentionally demonstrated or committed such acts of racism, sexism or other discrimination as would tend to bring the Company into public scandal or ridicule, or could otherwise result in material and substantial harm to the Company's business, reputation, operations, affairs or financial position; and/or
      The Executive engaged in other conduct constituting legal cause for termination.
      No act, nor failure to act, on the Executive's part shall be considered "intentional" unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive's action or failure to act was in the best interests of the Company.

"Termination By Executive For Good Reason" means the Executive's termination of this Agreement based on his reasonable determination that one of the following events has occurred:

      The Company intentionally and continually breached or wrongfully failed to fulfill or perform (i) its obligations, promises or covenants under this Agreement; or (ii) any warranties, obligations, promises or covenants of the Company in any agreement (other than this Agreement) entered into between the Company and the Executive, without cure, if any, as provided in such agreement;
      The Company terminated this Agreement and the Executive's employment hereunder, and such termination does not constitute Termination By Company For Cause;
      Without the consent of the Executive, the Company: (i) substantially altered or materially diminished the position, nature, status, prestige or responsibilities of the Executive from those in effect by mutual agreement of the parties from time-to-time; (ii) assigned additional duties or responsibilities to the Executive which were wholly and clearly inconsistent with the position, nature, status, prestige or responsibilities of the Executive then in effect; or (iii) removed or failed to reappoint or re-elect the Executive to the Executive's offices under this Agreement (as they may be changed or augmented from time-to-time with the consent of the Executive);
      The Company intentionally required the Executive to commit or participate in any felony or other serious crime; and/or
      The Company engaged in other conduct constituting legal cause for termination.

2. EMPLOYMENT OBLIGATIONS

Engagement; Duties. The Company hereby engages the Executive as its Chief Executive Officer, and as an officer of its Subsidiaries, and the Executive accepts such engagement, upon the terms and conditions set forth below. As Chief Executive Officer of the Company, and as an officer of the Subsidiaries, the Executive shall do and perform all services, acts, or things necessary or advisable that a Chief Executive Officer of the Company and an executive officer of the Subsidiaries would customarily be empowered and authorized to do, and perform by law and under the Company's Bylaws, including without limitation:

      Managing, conducting and supervising the day-to-day business of the Company such as, by way of example and not limitation, hiring and firing employees and consultants and establishing compensation levels for such employees and consultants; and negotiating and entering into contracts on behalf of the Company with respect to the ordinary operations of the business of the Company such as, by way of example and not limitation, exploration, equipment, purchase and lease contracts.
      On behalf of the Company, negotiating and entering into agreements, contracts and/or joint ventures with third parties relating to the provision of SFD Data;
      Acting as the Company's liaison with its attorneys, certified public accountants, bankers, joint venture partners, market makers for the Company's securities and the investment community; and
      Developing and implementing long-term strategic, business and fiscal planning for the Company and their businesses, including but not limited to plans or capital requirements for financing, the commercial exploitation of SFD Data, finance, and positioning the Company's securities in the various capital markets.

The Executive shall report only to the Board, and any significant employment decisions and/or agreements, contracts and/or joint ventures negotiated by the Executive shall be subject to the review and approval/ratification of the Board. The Executive's responsibilities with respect to the Company may be changed or supplemented by the Board from time-to-time, in their discretion. The Executive shall also hold such offices with the Subsidiaries and/or joint ventures of the Company as the Board may, in its discretion and with the consent of the Executive, from time-to-time determine. The Board shall determine the amount of the Executive's total remuneration which will be allocated to and paid by the Company and by each of its Subsidiaries. The Executive shall be reasonably available to travel as the needs of the business of the Company may require.

Performance. The Executive shall devote the Executive's entire and undivided business time, energy, abilities and attention solely and exclusively to the performance of the Executive's duties hereunder and the business of the Company; provided, however, the Executive may devote a portion of the Executive's business time, energy, abilities and attention to the Executive's duties as an executive officer of Momentum, so long as such performance does not materially impair the performance of the Executive in discharging the Executive's duties hereunder. The Executive shall at all times faithfully, loyally, conscientiously, diligently and, to the best of the Executive's ability, perform all of the Executive's duties and obligations under this Agreement, and otherwise promote the interests and welfare of the Company, all consistent with the highest and best standards of the Company's industry. The Executive: (i) shall strictly comply with and adhere to all applicable laws, and the Company's Articles of Incorporation, Bylaws and policies; (ii) shall obey all reasonable rules and regulations and policies now in effect or as subsequently modified governing the conduct of employees of the Company, and (iii) shall not commit any acts of gross negligence, willful misconduct, dishonesty, fraud or misrepresentation, racism, sexism or other discrimination, or any other acts which would tend to bring the Company into public scandal or ridicule, or would otherwise result in material harm to the Company's business or reputation.

Acknowledgment and Potential Conflict of Interest. The parties acknowledge that the Executive is also employed as an executive officer of Momentum, which corporation provides certain SFD Data to the Company pursuant to the terms of certain agreements between the Company and Momentum, and is also a director and holds an indirect beneficial interest in Momentum. The Executive shall use his best efforts to act in good faith with respect to performing the Executive's present and future duties for the Company and/or joint-ventures.

3. TERM

Initial Term. The Company hereby employs the Executive pursuant to the terms of this Agreement, and the Executive hereby accepts such employment, for the period beginning on the date of this Agreement and ending on December 1, 2007 (the "Initial Term").

Automatic Renewal; Termination by the Company. Unless this Agreement is previously terminated by either party, this Agreement will be automatically renewed for additional and consecutive one (1) year terms (each, a "Renewal Term") following the expiration of each Initial or Renewal Term, (each a "Term"), unless either party gives written notice to the other party, no later than sixty (60) days prior to the expiration of the then pending Term, of its election not to automatically renew this Agreement for an additional year.

4. COMPENSATION

Monthly Base Salary. From December 1, 2002, and throughout the remainder of the Term (subject to periodic adjustment as described below), the Company shall pay to the Executive a monthly base salary of Twenty One Thousand Canadian dollars (CDN $10,000) (the "Monthly Salary"). The Monthly Salary shall be payable in periodic installments as agreed from time-to-time by the Executive and the Board, but at least monthly, and shall be subject to any Tax Withholdings and/or Employee Deductions that are applicable. Commencing on the first annual anniversary date of this Agreement, and on each annual anniversary date thereafter, the Monthly Salary then effective shall be increased by an amount equal to five percent (5%) of the Monthly Salary for the immediately prior year.

Annual Bonus. In the event the Company's "Net Income After Taxes" (as defined below) for any fiscal year during the Term exceeds Five Million United States dollars (US $5,000,000), the Company shall pay the Executive, no later than thirty (30) days after the completion of the Company's audited financial statements for the subject fiscal year, an amount equal to five percent (5%) of the "Net Income After Taxes" of the Company for such fiscal year (the "Annual Bonus"), subject to any Applicable Tax Withholdings and/or Employee Deductions. The term "Net Income After Income Taxes" shall mean the net income of the Company after income taxes, computed in accordance with United States generally accepted accounting principles and as reflected on the audited financial statements of the Company. Appropriate adjustments shall be made to the Annual Bonus to be paid to reflect customary and ordinary accounting adjustments made at year end with respect to the prior fiscal year.

Performance Bonus. The Board shall from time-to-time, but not more than one (1) time per year, evaluate the performance of the Executive and award to the Executive a performance bonus (the "Performance Bonus") in such amount as the Board may determine, in its sole discretion, to be reasonable, after taking into consideration other compensation paid or payable to the Executive under this Agreement, as well as the financial and non-financial progress of the business of the Company and the contributions of the Executive toward that progress. Payment of the Performance Bonus shall be subject to any applicable Tax Withholdings and/or Employee Deductions.

Participation in Employee Benefit Plans. The Executive shall have the same rights, privileges, benefits and opportunities to participate in any employee benefit plans of the Company which may now or hereafter be in effect on a general basis for executive officers or employees, including without limitation retirement, pension, profit-sharing, savings and insurance (including, but not limited to, health, dental, disability and/or group insurance) (collectively, "Employee Benefit Plans"). In the event the Executive receives payments from a disability plan maintained by the Company, the Company shall have the right to offset such payments against Monthly Salary otherwise payable to the Executive during the period for which payments are made by such disability plan.

Stock Options. In addition to the remuneration noted above, the Executive shall receive such qualified or unqualified stock options, subject to such terms and conditions, as the Board of Directors shall determine, in their sole and absolute discretion.

5. ALLOWANCES

Automobile Allowance. The Company shall pay the Executive the sum of Seven Hundred Canadian dollars (CDN $750) per month as an automobile allowance to cover the cost of operating an automobile and for the payment of insurance in connection therewith. Payment and/or provision of the aforesaid allowance (the "Automobile Allowance") shall be subject to any applicable Tax Withholdings and/or Employee Deductions.

Parking. The Company, at its cost, shall provide one parking stall for the use of the Executive.

Cellular Telephone Allowance. The Company shall cover the cost of a cellular phone for the Executive during the term of this Agreement. In addition, the Company shall pay all charges associated with the Executive's use of the cellular telephone for the business of the Company upon submission of itemized receipts therefore. Payment and/or provision of the aforesaid allowance (the "Cell Phone Allowance") shall be subject to any applicable Tax Withholdings and/or Employee Deductions.

6. BUSINESS EXPENSES

During the Term of this Agreement the Executive is authorized to incur reasonable and necessary business expenses in connection with the duties and services to be performed by the Executive, including without limitation entertainment, meals, travel, lodging and other similar out-of-pocket expenses, upon the Executive's submission to the Company of itemized expense statements setting forth the date, purpose and amount of the expense incurred, together with corresponding receipts showing payment by the Executive.

7. TAX WITHHOLDINGS AND EMPLOYEE DEDUCTIONS

The Company shall deduct from any payments to the Executive pursuant to the terms of this Agreement (including any payments arising from the early termination of this Agreement), amounts sufficient to cover any applicable federal, provincial, state, local and/or foreign income tax withholdings and/or deductions as may be required in connection with such payment, as well as all other elective employee deductions applicable to such payment such as, for example, deductions relating to any Employee Benefit Plan in which the Executive participates (collectively, the "Employee Deductions").

8. VACATION TIME

The Executive shall be entitled each calendar year during the term of this Agreement to twenty (20) business days of vacation time. Should the Executive fail to use all vacation time in any calendar year, the Executive shall have the option of (i) receiving payment for such days on a pro rata basis, or (ii) "carrying-over" unused vacation time to succeeding years. Vacation time shall be taken during a period or periods mutually satisfactory to both the Company and the Executive.

9. INSURANCE

If requested by the Company, the Executive shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain disability and/or life insurance on the life of the Executive. The Executive represents and warrants that he has no reason to believe that he is not insurable for disability or life coverage with a reputable insurance company at rates now prevailing in the city of the Company's principal executive offices, for healthy persons of the Executive's own age and gender.

10. TERMINATION OF AGREEMENT BEFORE EXPIRATION OF TERM

Death or Disability. Notwithstanding any other term of this Agreement, the applicable Term shall terminate upon the death or disability of the Executive, subject to compliance with such federal and state laws and regulations as may then be applicable.

Change In Control. Notwithstanding any other term of this Agreement, the applicable Term shall, at the election of the Executive, delivered by written notice to the Company, terminate effective upon the Change In Control.

Termination of Agreement by Company for Cause. Subject to compliance with any applicable federal and state laws and regulations, the Company may terminate this Agreement and the Executive's employment hereunder at any time in the event such termination constitutes Termination By Company For Cause, upon giving written notice to the Executive specifying in reasonable detail (i) the event which constitutes the cause; (ii) the pertinent facts and circumstances underlying the cause; and (iii) the effective date of the termination (not to exceed ninety {90} days from the date of such notice, but which date may, at the Company's election, be effective upon receipt of said written notice by the Executive).

Termination of Agreement by Executive for Good Reason. The Executive may terminate this Agreement and the Executive's employment hereunder at any time in the event such termination constitutes Termination By Executive For Good Reason, upon giving written notice to the Company specifying in reasonable detail (i) the event which constitutes the good reason; (ii) the pertinent facts and circumstances underlying the good reason; and (iii) the effective date of termination (not to exceed ninety {90} days from the date of such notice, but which date may, at the Executive's election, be effective upon receipt of said written notice by the Company).

11. EFFECT OF TERMINATION ATTRIBUTABLE TO DEATH OR DISABILITY; TERMINATION BY COMPANY FOR CAUSE; TERMINATION BY EXECUTIVE WITHOUT GOOD REASON

In the event the Executive's employment hereunder is terminated and such termination is attributable to (i) an event defined as Death or Disability; (ii) an event defined as Termination By Company For Cause; and/or (iii) termination by the Executive which does not constitute Termination By Executive For Good Reason, then all rights and obligations of the Company and the Executive under section 2 [Employment Obligations], section 4 [Compensation], section 5 [Allowances], section 6 [Business Expenses] and section 8 [ Vacation Time] shall terminate as of the effective date of the termination; provided, however:

      The Company shall pay the Executive's accrued but unpaid Monthly Salary and Personal Time-Off days through the effective date of the termination on or before the close of business on such effective date; and the Executive shall not be entitled to Monthly Salary and/or Personal Time-Off days after the effective date of the termination;
      The Company shall pay the Executive's accrued but unpaid Annual Bonus through the last date of the Executive's employment within one hundred and twenty (120) days after the end of the fiscal period to which the Annual Bonus relates. The amount of the Annual Bonus shall be determined by calculating the Annual Bonus the Executive would ordinarily be entitled to for the entire fiscal year, and then dividing such amount by a fraction wherein the numerator equals the number of days the Executive was employed in such year and the denominator equals the total number of calendar days in such year; the Executive shall not be entitled to earn or accrue any Annual Bonus after the effective date of the termination;
      The Company shall pay any declared but unpaid Performance Bonus;
      The Company shall reimburse the Executive for any Automobile Allowance and Cell Phone Allowance incurred prior to the effective date of the termination;
      The Company shall reimburse the Executive for any business expenses incurred prior to the effective date of the termination, within three (3) business days after the Executive's submission of the Executive's expense report to the Company; and
      The Executive shall not be entitled to continue to participate in any Employee Benefit Plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law. Notwithstanding the foregoing, amounts which are vested in any Employee Benefit Plans shall be payable in accordance with such plan.

12. EFFECT OF TERMINATION WHERE TERMINATION ATTRIBUTABLE TO CHANGE IN CONTROL; TERMINATION BY EXECUTIVE FOR GOOD REASON; TERMINATION BY COMPANY WITHOUT CAUSE.

In the event the Executive's employment hereunder is terminated and such termination is attributable to (i) an event defined as a Change in Control; (ii) an event defined as a Termination by Executive for Good Reason; and/or (iii) termination by the Company which does not constitute a Termination By Company for Cause; then all rights and obligations of the Company and the Executive under section 2[Employment Obligations], section 4 [Compensation], section 5 [Allowances], section 6 [Business Expenses], and section 8 [ Vacation Time] shall terminate as of the effective date of the termination date; provided, however:

      The Company shall continue to pay the Executive's then effective Monthly Salary for twenty four months following the date of termination;
      The Company shall continue to accrue and pay the Executive's Annual Bonus through the twenty four months following the date of termination;
      The Company shall pay the Executive's declared but unpaid Performance Bonus;
      At the election of the Executive, the Company shall (i) permit the Executive to continue to participate in any Employee Benefit Plans, except to the extent prohibited in such plans for terminated employees, or as may be required by applicable law; or (ii) provide the Executive with additional compensation, payable on a monthly basis, which would approximate the cost to the Executive to obtain comparable benefits for a period of twenty four months following the date of termination;
      The Company shall reimburse the Executive for the Cell Phone Allowance through the effective date of the termination; and
      The Company shall reimburse the Executive for the Executive's business expenses incurred through the effective date of the termination, within three (3) business days of the Executive's submission of the Executive's expense report to the Company.

13. MISCELLANEOUS

Entire Agreement/No Collateral Representations. Each party expressly acknowledges and agrees that this Agreement, and the agreements and documents referenced herein: (1) are the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; and (2) supersede any prior or contemporaneous agreements, and that any such prior agreements are of no force or effect.

Amendment. Except as expressly provided herein, neither this Agreement nor any of the terms, provisions, obligations or rights may be amended or modified except by a written instrument signed by all of the parties to this Agreement.

Severability. If any term or provision of this Agreement shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then, and in that event the remaining part of this Agreement shall not be affected thereby, and shall continue in full force and effect to the fullest legal extent.

Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the Province of Alberta.

Counterparts; Electronically Transmitted Documents. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.

Notices. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called "notices") required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (i) personal delivery, (ii) by private airborne/overnight delivery service, (iii) by electronic or facsimile transmission, or (iv) by registered mail, return receipt requested, postage prepaid. Notices shall be addressed at the addresses first set forth above, or to such other address as the parties shall have specified in writing delivered to the other party in accordance with this paragraph.

WHEREFORE, the parties hereto have executed this Agreement in the City of Calgary, Province of Alberta, Canada, as of the date first set forth above.

COMPANY:	ENERGY EXPLORATION TECHNOLOGIES, INC. By: /s/ Douglas Rowe Douglas Rowe, Director & Chairman-Compensation Committee

EXECUTIVE:	GEORGE LISZICASZ, /s/ George Liszicasz